Exhibit 99.1

Celularity Reports Third Quarter 2022 Financial Results and Provides Corporate Update

- Announced first patient treated in Phase 1/2a clinical trial for CYNK-101 in first-line advanced HER2 positive gastric and gastroesophageal junction (G/GEJ) cancer

- Appointed Adrian Kilcoyne, M.D., M.P.H., M.B.A., as Chief Medical Officer and announced the promotion of two senior executives and the formation of a new Executive Committee

- Presenting an abstract at the Society for Immunotherapy of Cancer (SITC) 37th Annual Meeting that supports the scientific rationale of the CYNK-101

- Strengthened balance sheet using a combination of a $150 million at-the-market (ATM) facility and a $150 million pre-paid advance agreement

Florham Park, NJ, – November 10, 2022 – Celularity Inc. (Nasdaq: CELU) (Celularity), a clinical-stage biotechnology company developing placental-derived allogeneic cell therapies and biomaterial products, today announced financial results for the quarter ended September 30, 2022, and provided a corporate update.

“We are excited about the progress we have made throughout the third quarter, including treating the first patient in our Phase 1/2a clinical trial of CYNK-101 in patients with G/GEJ cancer,” said Robert J. Hariri, M.D., Ph.D., Founder, Chair and Chief Executive Officer of Celularity. “Our proprietary placental-derived cell therapy platform is a potent innovation engine that drives our discovery and clinical programs, as well as our commercial biomaterials products. As we work to fulfill our mission to positively impact patients’ lives with placental-derived therapeutic solutions, we have strengthened our leadership team, including the appointment of Dr. Adrian Kilcoyne as Celularity’s Chief Medical Officer and the creation of a new Executive Committee. We look forward to upcoming preliminary data readouts across our pipeline in the fourth quarter of 2022 that we believe will support the clinical rationale for placental-derived cell therapies.”

Third Quarter Clinical and Regulatory Highlights

CYNK-001 for the Treatment of Acute Myeloid Leukemia (AML) and Glioblastoma Multiforme (GBM):

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CYNK-001 is Celularity’s unmodified cryopreserved human placental hematopoietic stem cell-derived natural killer (NK) cell therapy candidate that is enriched with CD56+/CD3- NK cells and expanded from human placental CD34+ cells. CYNK-001 is currently being investigated in a Phase 1 clinical trial in AML and a Phase 1/2a clinical trial in GBM, with preliminary data readouts In AML expected in December 2022.
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Celularity continues to enroll new cohorts in both the minimal residual disease (MRD) and relapsed/refractory (R/R) arms of the Phase 1 AML trial with protocol adjustments communicated in December 2021, including a fourth dose on day 21 that increases in the overall dosage of NK cells.

CYNK-101 for the Treatment of G/GEJ Cancers:

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CYNK-101 is a novel allogeneic off-the-shelf human placental CD34+-derived NK cell product candidate that is genetically modified to express high-affinity and cleavage-resistant CD16 (FCGRIIIA) variant to drive antibody-dependent cell-mediated cytotoxicity
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Earlier this year, the U.S. Food and Drug Administration (FDA) granted both a Fast Track Designation and an Orphan Drug Designation to CYNK-101 for the treatment of G/GEJ cancers.
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In July 2022, Celularity announced that the first patient had been treated with CYNK-101 in the Phase 1 portion of the Phase 1/2a clinical trial in advanced HER2 positive G/GEJ cancers G/GEJ cancers.
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A poster presentation of the preclinical data supporting the scientific rationale of CYNK-101 will be presented at the 37th Annual Meeting of the SITC on November 10 at 6:30 p.m. EST(Abstract #270).

CYCART-19 for the Treatment of B-Cell Malignancies:

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CYCART-19 is an allogeneic Chimeric Antigen Receptor (CAR) engineered human placental-derived T cell that is a potential drug candidate in B-cell malignancies.
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Celularity submitted an investigational new drug application (IND) for CYCART-19 in the first quarter of 2022, and in May 2022, the FDA requested additional information before Celularity can proceed with the planned first-in-human Phase 1/2 clinical trial of CYCART-19. Celularity is in the process of working with the FDA to resolve the agency’s questions as promptly as possible and, if the IND is cleared, aims to commence a Phase 1/2 clinical trial of CYCART-19 in B-cell malignancies in 2023.

Third Quarter 2022 Corporate Highlights

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In September, Celularity entered into a $150 million financing agreement with YA II PN, Ltd (Yorkville) under which Celularity received an initial $39.2 million cash advance. Yorkville may convert pre-paid advances (along with accrued interest) into shares of Celularity’s Class A common stock at its discretion from time to time at discount to market (subject to a floor), or Celularity could be required to repay such advances in cash, subject to certain conditions. Celularity may request up to the remaining balance of the $150 million commitment over the next 18 months from time to time as mutually agreed by the parties.
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In September, Celularity also initiated a $150 million ATM facility with three sales agents under which Celularity may sell shares of its Class A common stock from time to time directly into the market at prevailing market prices. The timing of any sales related to the ATM will depend on a variety of factors.
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In October, Celularity appointed industry veteran, Adrian Kilcoyne, M.D., M.P.H., M.B.A., as Chief Medical Officer to lead the development of clinical programs. Dr. Kilcoyne brings over 15 years of clinical experience to bear on the task of advancing Celularity’s clinical pipeline toward FDA approval.
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In October, Celularity broadened its management capabilities by promoting two senior executives to new roles. John R. Haines was named Senior Executive Vice President, General Manager and Chief Administrative Officer, having served previously as Chief Operating Officer. Brad Glover, Ph.D., was named Executive Vice President and Chief Operating Officer, having served previously as Executive Vice President and Chief Technical Officer. Both Mr. Haines and Dr. Glover will serve on a newly formed Executive Committee under Robert J. Hariri, M.D., Ph.D., Celularity’s Chair, Chief Executive Officer and Founder.

Third Quarter and Year to Date 2022 Financial Results

Cash and Cash Equivalents

Cash and cash equivalents were $42.6 million as of September 30, 2022, compared to $37.2 million as of December 31, 2021. In September 2022, Celularity received cash proceeds net of discount of approximately $39.2 million as a pre-paid advance from Yorkville. Also in September 2022, Celularity received net proceeds of $4.1 million from the sale of 1,817,830 shares of its Class A common stock pursuant to the ATM program.

Net revenues

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Net revenues for the three months ended September 30, 2022, decreased by approximately $6.5 million compared to the prior year period. The decrease was primarily due to a decrease in license, royalty, and other revenues as the prior year period included recognition of $6.8 million of previously deferred revenue as a result of the termination of a license agreement.
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Net revenues for the nine months ended September 30, 2022, decreased by approximately $2.6 million, compared to the prior year period. The decrease was primarily due to a decrease in license, royalty, and other revenues as the prior year period included recognition of $6.8 million of previously deferred revenue as a result of the termination of a license agreement partially offset by increased product sales to distribution partners.

Research and Development

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Research and development expenses for the three months ended September 30, 2022, decreased by approximately $3.4 million compared to the prior year period. The decrease was primarily due to a reduction in allocated costs.
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Research and development expenses for the nine months ended September 30, 2022, increased by approximately $3.7 million, compared to the prior year period. The increase was primarily due to higher personnel costs, technology platform fees, clinical trial costs, and laboratory supplies to support cell therapy process development offset by a reduction in allocated costs.

Selling, General and Administrative

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Selling, general and administrative expenses for the three months ended September 30, 2022, decreased by approximately $6.7 million compared to the prior year period. The decrease was primarily due to a legal settlement in the prior year period.
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Selling, general and administrative expenses for the nine months ended September 30, 2022, decreased by approximately $11.2 million compared to the prior year period. The decrease was primarily due to a reduction in stock-based compensation expense of $27.8 million related to prior year awards granted to its board of directors and senior management, a portion of which was allocated to research and development expense, a prior year period charge related to a legal settlement offset by higher personnel, professional services, and insurance costs to support operations of a public company.

Net Income (Loss)

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Net income for the three months ended September 30, 2022, was $4.8 million, or $0.03 per share (basic and diluted). Net income for the three months ended September 30, 2021, was $49.9 million, or $0.47 per share (basic) and $0.40 per share (diluted). The decrease in net income was primarily related to changes in the fair value of the warrant liabilities and contingent consideration liability.
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Net loss for the nine months ended September 30, 2022, was $10.2 million, or ($0.07) per share (basic and diluted). Net loss for the nine months ended September 30, 2021, was $96.1 million, or $(2.00) per share (basic and diluted). The decrease in net loss was primarily related to gain recognized from the change in the fair value of the warrant liabilities and contingent consideration liability.

About Celularity

Celularity Inc. (Nasdaq: CELU) headquartered in Florham Park, N.J., is a clinical-stage biotechnology company leading the next evolution in cellular medicine by developing allogeneic cryopreserved off-the-shelf placental-derived cell therapies, including therapeutic programs using unmodified natural killer (NK) cells, genetically modified NK cells, T-cells engineered with a CAR (CAR-T cells), and mesenchymal-like adherent stromal cells (MLASCs). These therapeutic programs target indications in cancer, infectious and degenerative diseases. In addition, Celularity develops and manufactures innovative biomaterials also derived from the postpartum placenta. Celularity believes that by harnessing the placenta’s unique biology and ready availability, it can develop therapeutic solutions that address significant unmet global needs for effective, accessible, and affordable therapies.

To learn more, visit celularity.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995, as well as within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and the negative of terms like these or other comparable terminology, and other words or terms of similar meaning. The forward-looking statements in this press release include statements regarding Celularity’s ability to address cancer and degenerative diseases and fulfill its mission; timing of data readouts across its pipeline and support for clinical rationale of placental-derived cell therapy; its ability to resolve FDA questions and commence the CYCART-19 clinical trial, including the timing thereof; its pre-paid advance agreement with Yorkville and any share conversions or cash repayments thereunder, as well as access to additional funding; and generating proceeds from sales under its ATM program; among others. Many factors could cause actual results to differ materially from those described in these forward-looking statements, including but not limited to: the inherent risks in biotechnological development, including with respect to the development of novel cellular therapies, and the clinical trial and regulatory approval process; and risks associated with Celularity’s current liquidity, as well as developments relating to Celularity’s competitors and industry, along with those risk factors set forth under the caption “Risk Factors” in Celularity’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 31, 2022, as amended on July 15, 2022, and other filings with the SEC. These risks and uncertainties may be amplified by the COVID- 19 pandemic, recent downturn in the U.S. capital markets and inflation. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Celularity does not presently know, or that Celularity currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, these forward-looking statements reflect Celularity’s current expectations, plans, or forecasts of future events and views as of the date of this communication. Subsequent events and developments could cause assessments to change. Accordingly, forward-looking statements should not be relied upon as representing Celularity’s views as of any subsequent date, and Celularity undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Celularity Investor Contacts:

Carlos Ramirez, SVP Investor Relations

Celularity Inc.

carlos.ramirez@celularity.com

CELULARITY INC.

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	(unaudited)		(unaudited)
	(in thousands)		(in thousands)
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Total Revenues	$4,135	$10,622	$13,846	$16,479
Operating expenses
Cost of goods sold	7,213	2,311	14,418	4,993
Research and development	20,351	23,765	67,373	63,666
Selling, general and administrative	14,907	21,644	46,941	58,133
Change in fair value of contingent consideration liability and amortization	(32,690)	(47,996)	(71,801)	(16,205)
Total operating expenses	9,781	(276)	56,931	110,587
(Loss) income from operations	(5,646)	10,898	(43,085)	(94,108)
Other income (expense):
Interest income	108	55	155	324
Interest expense	-	(843)	-	(2,412)
Change in fair value of warrant liabilities	9,333	39,937	31,613	2,258
Change in fair value of debt	(291)	-	(291)	-
Other income (expense), net	1,278	(109)	1,366	(2,140)
Total other income (expense)	10,428	39,040	32,843	(1,970)
Net income (loss) before income taxes	$4,782	$49,938	$(10,242)	$(96,078)
Income tax benefit	(17)	-	-	-
Net income (loss)	$4,799	$49,938	$(10,242)	$(96,078)
Share information:
Net income (loss) per share - basic	$0.03	$0.47	$(0.07)	$(2.00)
Weighted average shares outstanding - basic	142,676,953	106,369,910	137,787,645	48,071,685
Net income (loss) per share - diluted	$0.03	$0.40	$(0.07)	$(2.00)
Weighted average shares outstanding - diluted	150,546,268	123,582,822	137,787,645	48,071,685

CELULARITY INC.

Selected Balance Sheet Data

(in thousands)

	September 30, 2022	December 31,
	(unaudited)	2021
Cash and cash equivalents	$42,649	$37,240
Total asset	$437,116	$414,128
Total liabilities	$272,881	$314,710
Total stockholders' equity	$164,235	$99,418